EXHIBIT 10.2

                           PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into this 21st day of October, 1997, by and between SCANA Petroleum Resources, Inc., a South Carolina Corporation ("Seller") and Kelley Oil & Gas Corporation, a Delaware Corporation ("Purchaser").

 Seller and Purchaser may hereinafter be referred to individually as "Party" or collectively as "Parties".

        WHEREAS, Purchaser desires to purchase and Seller desires to sell all of Seller's right, title and interest in and to certain oil, gas and mineral leases and associated assets and contract rights; and

        WHEREAS, Seller and Purchaser desire to set forth herein the terms and provisions of their agreements and understandings;

        NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties , intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                          GENERAL TERMS AND CONDITIONS

1.01  SALE OF SUBJECT PROPERTIES.

               1.01.01 Seller covenants and agrees to sell to Purchaser, and Purchaser covenants and agrees to buy from Seller all of Seller's right, title and interest in and to the properties more specifically described below (hereinafter the "Subject Properties"):

                      (A) The oil, gas and mineral leases, mineral interests and operating rights (the "Leases") as set forth on Exhibit "A" hereto, and the wells located thereon or on lands pooled, unitized or communitized therewith (the "Wells") as set forth on Exhibit "A-1" hereto, together with all associated rights (the Leases and Wells shall collectively be referred to as the "Oil and Gas Properties").

                      (B) All presently existing and valid oil, gas or mineral
               unitization, pooling, operating and communitization agreements, declarations and orders, and the units created thereby

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               including, without limitation, all units voluntarily formed or formed under orders, regulations, rules or other official acts of any federal, state or other governmental authority having jurisdiction, insofar and only insofar as they relate to the Oil and Gas Properties.

                      (C) All presently existing and valid oil and gas sales,
               purchase, transportation, gathering, balancing, exchange and processing contracts, casinghead gas contracts, operating agreements, farmout and farmin agreements, production handling agreements, compression agreements, joint venture agreements, participation agreements and other agreements and instruments (including without limitation, the Exploration Agreements listed on Exhibit G hereto, future interests, reversionary rights and deferred interests), insofar and only insofar as they relate to the Oil and Gas Properties (the "Contracts") together with all franchises, licenses, permits, approvals, consents, certificates and other authorizations and other rights granted by governmental authorities and all certificates of convenience or necessity, immunities, privileges, grants and other rights insofar and only insofar as any of them relate to the Oil and Gas Properties and are assignable by Seller (the "Permits"). Notwithstanding the foregoing all former and existing agreements between Seller and any Affiliate (as hereafter defined) of Seller shall not be considered as Contracts or assigned to Purchaser, save and except only that certain Production Handling Agreement by and between SCANA Energy Marketing, Inc. and Seller dated April 1, 1997, concerning Seller's handling of certain gas and liquid volumes at Seller's Vermilion 217 A Platform. For all purposes hereof, the term "Affiliate" shall mean, as to any person, any other person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such person.

                      (D) All personal property, improvements, lease and well
               equipment, easements, licenses and permits (to the extent they are assignable by Seller), servitudes and rights-of-way (including as applicable, but not limited to, any wells, tanks, boilers, buildings, platforms, flowlines, fixtures, machinery, injection facilities, saltwater disposal facilities, compression facilities, inventories of tubular goods and other equipment, supplies and tools, gathering systems, power lines, telephone and telegraph lines, roads and other appurtenances and easements) owned by Seller and located on the Oil and Gas Properties as of the Effective Time (as hereinafter defined) and which are being used or held for use by Seller in connection with the exploration, development, operation or maintenance of the Oil and Gas

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               Properties, or any unit or units in which part or parts of the
               Oil and Gas Properties may be included, or being used or held for use by Seller in connection with the production, treating, storing, transportation or marketing of oil, gas and the minerals, produced from or allocated to the Oil and Gas Properties or such unit or units.

                      (E) The seismic contracts and associated data owned by
               Seller reflected on Exhibit "A-2" attached hereto, to the extent the transfer thereof is not prohibited or restricted by law or contract.

                      (F) All lease files, land files, well files, prospect
               files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions and all other books, files and records, information and data and all rights thereto of Seller insofar as the same are directly related to and necessary or useful to the realization of any value by Purchaser of the Oil and Gas Properties and to the extent the transfer thereof is not prohibited or restricted by law or contract.

                      (G) All proceeds of and other rights relating to insurance or condemnation payable or accruing by reason of the loss of, damage to, diminution in the value of or income or revenues from, or taking of all or any part of the Subject Properties occurring after the Effective Time or relating or attributable to the period subsequent to the Effective Time save and except any payments or other consideration received by Seller associated with or arising from any suit or claim or other cause listed on Exhibit "B-1" hereto.

               1.01.02 The Subject Properties shall not include any of Seller's right, title and/or interest in any of the following (referred to herein as the "Excluded Assets"); (A) those assets described on Exhibit "B";
        (B) Affiliate contracts unless specified in Section 1.01.01(C) above;
        (C) all trade credits and all accounts, instruments and general intangibles (as such terms are defined in the Uniform Commercial Code) attributable to the Subject Properties with respect to any period of time prior to the Effective Time; (D) all claims and causes of action of Seller (i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time, (ii) arising under or with respect to any contracts related to the Subject Properties that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), or (iii) with respect to any of the Excluded Assets; (E) all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity,
        (ii) under any bond, or (iii) to any insurance or condemnation

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        proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time; (F) all oil, gas or other hydrocarbons produced and sold from the Oil and Gas Properties with respect to all periods prior to the Effective Time, together with all proceeds from or of such substances;
        (G) claims of Seller for refunds or loss carry forwards with respect to
        (i) production or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets; (H) all amounts due or payable to Seller as adjustments to insurance premiums related to the Subject Properties with respect to any period prior to the Effective Time; (I) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Subject Properties for any period prior to the Effective Time, or (ii) any Excluded Assets; (J) all of Seller's proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (K) all of Seller's interpretations of geological and geophysical data; (L) all documents and instruments of Seller that may be protected by an attorney-client privilege, provided, that if any such document or instrument relates directly to the Subject Properties and is withheld from Purchaser based on this provision, Seller shall inform Purchaser of the nature of the instrument, its date, the parties to it and a general statement describing the content thereof; (M) all audit rights with respect to any period prior to the Effective Time; and (N) all claims, causes of action and other rights related to or arising in connection with the lawsuits described on Exhibit "B-1."

               1.01.03 The conveyance of the Subject Properties shall be evidenced by assignment ("Assignment") using one of the forms of assignment attached hereto as Exhibits "C" through "C-4" as applicable, together with all special federal, state and tribal (if any) assignment forms as may be required by applicable law, rule or regulation to be executed in connection with the conveyance of specific Oil and Gas Properties, provided that the terms and provisions of the Assignment shall control as to any conflict between the Assignment and any such special assignment forms. Said conveyance shall be effective as of 7:00 a.m. Central Standard Time on December 1, 1997 (the "Effective Time"), and shall convey Seller's interest in the Subject Properties to Purchaser or Purchaser's Nominee (as hereinafter defined) without warranty of title expressed or implied except for claims arising by, through or under Seller, but not otherwise.

1.02 CONSIDERATION. The purchase price to be paid by Purchaser for the Subject Properties shall be One Hundred and Ten Million Dollars ($110,000,000.00) (hereinafter called the "Base Purchase Price"), which shall be payable by wire transfer in immediately available funds and actually

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received in Seller's bank account on or before 3:00 p.m. Central Standard Time, on the date on which Closing occurs (the "Closing Date"). The Base Purchase Price shall be reduced or increased based on the adjustments to be made pursuant to Section 1.04 and as otherwise provided for in this Agreement (the "Adjusted Purchase Price"). The Base Purchase Price shall be allocated (the "Allocated Values") as set forth on Exhibit "D" attached hereto. Seller and Purchaser agree and stipulate that such Allocated Values have been established solely for use in calculating adjustments to the Base Purchase Price as provided herein, such schedule of Allocated Values being solely for the convenience of the Parties. Seller and Purchaser do not intend that such schedule of Allocated Values be treated or interpreted to constitute an allocation of the Base Purchase Price among the Subject Properties for federal or state income tax purposes.

1.03 DEPOSIT. Contemporaneously with the execution of this Agreement, Purchaser shall pay to Seller the sum of Five Million and Five Hundred Thousand Dollars ($5,500,000.00) (hereinafter called the "Deposit"). If the sale hereunder is consummated in accordance with the terms hereof, the Deposit, without interest, if any, shall be applied to the Base Purchase Price to be paid by Purchaser at Closing. In the event (A) this Agreement is terminated by Purchaser in writing in accordance with the terms of Section 10.01 hereof; (B) this Agreement is terminated by Seller in writing solely because the conditions to Closing specified in Section 5.01.02 or 5.01.05 are not satisfied or (C) the transaction contemplated hereby fails to close due solely to the fault of Seller, which occurs in the absence of a default by Purchaser, then the Deposit, without interest, if any, shall be returned to Purchaser within three (3) business days of the resulting termination of this Agreement. In the event the transaction contemplated by this Agreement does not close on or before December 31, 1997, for any reason whatsoever (including the fault of Purchaser), except those specified in the preceding sentence, the Deposit plus interest, if any, shall be forfeited by Purchaser and permanently retained by Seller as liquidated damages, as Seller's sole and exclusive remedy for such failure to close (including default by Purchaser), all other remedies for such failure to close being expressly waived by Seller. THE PARTIES HEREBY ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY. The restriction of Seller's damages hereunder to the amount of the Deposit shall apply only to damages arising solely from the failure to close the transaction contemplated hereby and shall not apply to damages arising from any other act or failure to act by Purchaser (such as, for example, breach of confidentiality agreements between Seller and Purchaser).

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1.04    ADJUSTMENTS TO THE BASE PURCHASE PRICE.

               1.04.01 Appropriate adjustments shall be made between Purchaser and Seller so that (A) all expenses (including, without limitation, all drilling costs, all capital expenditures, and all overhead charges under applicable operating agreements, whether Seller is the Operator or whether such operating agreements are with third parties or related entities, and all other overhead charges actually charged by third parties or which would be due to Seller as Operator under standard operating agreement provisions for the area in which the property is located) which are incurred in the operation of the Subject Properties before the Effective Time will be borne by Seller and all proceeds (net of applicable production, severance and similar taxes) from the sale of oil, gas and/or other minerals produced therefrom before the Effective Time will be owned by Seller, and (B) all expenses (including, without limitation, all capital expenditures, all drilling costs, and all overhead charges under applicable operating agreements, whether such operating agreements are with third parties or related entities, and all other overhead charges actually charged by third parties) which are incurred in the operation of the Subject Properties after the Effective Time will be borne by Purchaser and all proceeds (net of applicable production, severance and similar taxes) from the sale of oil, gas and/or other minerals produced therefrom after the Effective Time will be owned by Purchaser. It is agreed that, in making such adjustments:
        (X) oil which was produced from the Subject Properties and which was, on the Effective Time, stored in tanks located on the Subject Properties (or located elsewhere but used by Seller to store oil produced from the Subject Properties prior to delivery to oil purchaser) and above pipeline connections shall be deemed to have been produced before the Effective Time, and (Y) ad valorem taxes assessed with respect to a period which the Effective Time splits shall be prorated based on the number of days in such period which fall on each side of the Effective Time (with the day on which the Effective Time falls being counted in the period after the Effective Time), and (Z) no consideration shall be given to the local, state or federal income tax liabilities of any Party. Notwithstanding the provisions of this Section 1.04.01 there shall be additional adjustments as may be required pursuant to Section
        4.02 or Article VII, or as otherwise provided in this Agreement. Seller shall deliver to Purchaser not less than two business days before the Closing Date a statement (the "Closing Statement") setting forth Seller's best estimate of adjustments to the Base Purchase Price as provided for in this Section 1.04.01 and elsewhere in this Agreement. The Closing Statement shall be prepared in accordance with generally accepted accounting principles. On or before 120 days after Closing, Purchaser and Seller shall determine the final amounts of such adjustments, and make such final adjustments by appropriate written notice and payments from Seller to

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        Purchaser or from Purchaser to Seller. Payments resulting from such invoices shall be made within fifteen (15) days of the date of such invoice, and if not timely paid, the balance due shall bear interest at the rate of 1.5% per month from date of invoice until paid.

               1.04.02 Attached hereto as Exhibit "E" is a schedule showing with respect to the Subject Properties as of August 31, 1997, to the best of Seller's knowledge (A) the total amount of overproduction of gas attributable to Seller's interest (e.g. volumes of gas taken from the Wells on the Subject Properties, or on lands unitized therewith, by Seller in excess of those volumes which Seller's interest would entitle it to receive) and (B) the total amount of underproduction of gas attributable to Seller's interest (e.g. volumes of gas not taken from the Wells on the Subject Properties, or on lands unitized therewith, by Seller despite Seller's interest in and right to receive such volumes). The Parties acknowledge and agree that the calculation and agreement herein as to the Base Purchase Price has taken such imbalances through the Effective Time into account and that no adjustment to the Base Purchase Price shall be made in consideration of any additions, deletions, or other changes to the imbalances with respect to the Subject Properties for any period. At and after Closing Purchaser shall receive the benefit of and shall bear all obligations of any and all imbalances attributable to the Subject Properties regardless of when such imbalances arose or accrued.

               1.04.03 If the Parties cannot agree in good faith as to the amount or validity of any adjustment claimed by either Party under this
        Section 1.04, such dispute and supporting documentation shall be submitted to arbitration pursuant to the provisions of Article XI.

1.05 CLOSING. The completion of the purchase and sale of the Subject Properties as contemplated by this Agreement, as well as the physical act or acts of execution and delivery of the documents contemplated hereby and delivery of consideration as provided above (the "Closing") shall occur at the offices of Seller, Two Allen Center, 1200 Smith Street, Suite 500, Houston, Texas, at a time and date mutually acceptable to Seller and Purchaser on or before December 1, 1997 (with the Parties agreeing to a pre-closing of the transaction on or before November 26, 1997).

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

2.01 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser that the following are true and correct as of the date of this Agreement and will be true at Closing as if made on that date:

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               2.01.01 Seller is a South Carolina corporation which:

                      (A) is duly organized, validly existing and in good
               standing under the laws of the state of its incorporation;

                      (B) has taken all requisite steps to insure its ability to legally conduct business in the places and manner as required to own, operate and sell the Subject Properties;

                      (C) has full corporate power and authority to carry on its business as now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the Subject Properties are located; and

                      (D) has full corporate power and authority and is duly
               authorized by appropriate action of the board of directors, shareholders, partners, venturers or others, as the case may be, to enter into this Agreement, to perform the obligations hereunder, and to convey to Purchaser the Subject Properties.

               2.01.02 This Agreement has been duly and validly executed and delivered by Seller and constitutes, and all other agreements contemplated herein, when entered into, will constitute, the legal, valid and binding agreements and obligations of Seller enforceable against Seller in accordance with their respective terms. Seller has the right to convey the Subject Properties to Purchaser or Purchaser's Nominee at Closing.

               2.01.03 The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate or constitute a default under (with or without notice or lapse of time or both) any agreement governing Seller's organization or management or any agreement to which Seller is a party or to which any of the Subject Properties is bound;
        (B) result in or give rise to (or with notice or the passage of time of both could result in or give rise to) the creation or imposition of any lien, charge penalty, restriction, security interest or encumbrance or any termination, cancellation or acceleration under the terms, conditions or provisions of any of the Subject Properties (or any agreement, instrument or obligation relating to or burdening any Subject Property) or under any applicable law, rule or regulation; or (C) violate any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Seller or the Subject Properties, subject to the

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        expiration of any waiting periods under the Hart-Scott-Rodino Antitrust
        Improvements Act of l976 (the "HSR Act"), if applicable, and except for any violation which is not material or which would not affect Seller's ability to consummate the transactions contemplated under this Agreement.

               2.01.04 There are no tax liens upon, pending against, or, to the knowledge of Seller, threatened against any of the Subject Properties.

               2.01.05 To Seller's knowledge, there are no judicial, administrative or arbitration actions or proceedings pending or threatened that challenge the validity of this Agreement or seek to restrain or prevent any action taken or to be taken by Seller in connection with this Agreement. Except as shown on Exhibit "B-1" and Exhibit "F" , to Seller's knowledge there is no litigation or arbitration or other proceeding pending or threatened, or any order, injunction, remediation or decree outstanding against or relating to Seller or the Subject Properties that, if adversely determined, would have a material adverse effect upon the Subject Properties or the continued operation thereof.

               2.01.06 Seller has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated herein for which Purchaser will be liable.

               2.01.07 To the best of Seller's knowledge, as of the Effective Time, all federal, state and Indian (if any) lease obligations with respect to the federal, state or Indian oil and gas leases included in the Subject Properties will be current and all payments required thereunder will have been made. Seller is qualified to own all federal, state and Indian leases included in the Subject Properties and does not exceed any acreage limitation imposed by any applicable law, rule or regulation on ownership of such leases. Seller is not aware of any fact relating to Seller or the Subject Properties that could reasonably be expected to cause the Minerals Management Service or other governmental authorities to fail to approve the assignment of the Subject Properties to Purchaser.

               2.01.08 To the best of Seller's knowledge, except as set forth on
        Schedule 2.01.08: (a) the Subject Properties comply in all material respects with all applicable laws, rules and regulations of governmental authorities (provided that this representation and warranty does not purport to cover compliance with environmental laws, rules or regulations); (b) Seller has not received any notice of any violation or alleged violation of any law, rule or regulation

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        applicable to the Subject Properties; and (c) Seller has not entered into any compliance or remediation plans with any governmental authority which in any way relate to the Subject Properties.

               2.01.09 To the best of Seller's knowledge, set forth on Schedule
        2.01.09 is a true and correct list as of the date hereof of the contracts, agreements, leases or similar arrangements, each of which is included in the Subject Properties or by which any of the Subject Properties will be bound after the Effective Time, and which:

                      (a) is with any Affiliate of Seller;

                      (b) is a contract for the sale, purchase, processing or
               transportation of oil, gas or other hydrocarbons produced from or attributable to the Oil and Gas Properties, except such contracts which can be terminated by Seller or its assigns upon not more than thirty (30) days notice; or

                      (c) evidences a lease or rental of any land, building or
               other improvements or portion thereof, excluding those associated with (i) Oil and Gas Properties and (ii) surface leases which are not material to the business of owning and operating the Subject Properties.

               2.01.10 To the best of Seller's knowledge, as of the Effective Time Seller will have paid all taxes on or relating to the Subject Properties, or any production or revenues attributable thereto, which are then currently due and payable as required by law, rule or regulation prior to delinquency.

               2.01.11 To the best of Seller's knowledge, all currently existing Wells have been drilled and completed within the limits permitted by contract, pooling or unit agreement, and by applicable law, rule or regulation; and all drilling and completion of such Wells and all related development and operations have been conducted in compliance with all applicable laws, rules and regulations. To the best of Seller's knowledge no such Well is subject to penalties on allowables after the Effective Time because of any overproduction or any other violation of applicable law, rule or regulation.

               2.01.12 To the best of Seller's knowledge, except as set forth in
        Schedule 2.01.12, the Subject Properties are not subject to any tax partnership agreement or provisions

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        requiring a tax partnership income tax return to be filed.

               2.01.13 There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Seller, threatened against Seller.

2.02    LIMITATIONS ON WARRANTIES AND OTHER DISCLAIMERS.

THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 2.01 ABOVE ARE EXCLUSIVE AND ARE IN LIEU OF, AND SELLER EXPRESSLY DISCLAIMS AND NEGATES AND PURCHASER HEREBY WAIVES, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. AS EXAMPLES AND FOR THE AVOIDANCE OF DOUBT, BUT WITHOUT LIMITATION OF THE FOREGOING, THE SUBJECT PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO: (A) THE QUANTITY, QUALITY, CONDITION, SIZE, WEIGHT, SERVICEABILITY, CONFORMITY TO SAMPLES OF MODELS OR ANY OTHER ASPECT OF THE WELLS, WELLBORES, FIXTURES, EQUIPMENT OR OTHER PERSONAL PROPERTY INCLUDED AMONG THE SUBJECT PROPERTIES, ALL OF WHICH SHALL BE CONVEYED TO PURCHASER AS IS, WHERE IS, AND WITH ALL FAULTS AND DEFECTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND WITHOUT ANY WARRANTIES WHATSOEVER OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE; (B) THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OF MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE SUBJECT PROPERTIES OR THE ABILITY OR POTENTIAL OF THE SUBJECT PROPERTIES TO PRODUCE HYDROCARBONS; (C) THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE SUBJECT PROPERTIES; (D) THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE SUBJECT PROPERTIES, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE

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FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS; (E) THE COMPLETENESS OR
ACCURACY OF INFORMATION CONTAINED IN THE DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO PURCHASER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES OR BY ANY OTHER PARTY, IT BEING AGREED BY PURCHASER THAT ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO PURCHASER HAVE BEEN AND WILL BE PROVIDED TO PURCHASER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT PURCHASER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW; (F) OWNERSHIP OR OPERATION OF THE SUBJECT PROPERTIES OR ANY PART THEREOF; AND (G) ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY. THE DISCLAIMERS AND WAIVERS WITH RESPECT TO REPRESENTATIONS AND WARRANTIES AS SET FORTH IN THIS SECTION 2.02 SHALL NOT SERVE TO RELIEVE SELLER FROM THE PERFORMANCE OF ITS EXPRESS COVENANTS IN THIS AGREEMENT OR RESTRICT PURCHASER'S RIGHTS UNDER ARTICLE VII. PURCHASER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

2.03 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller that the following are true and correct as of the date of this Agreement and will be true at Closing as if made on that date:

               2.03.01 Purchaser is a Delaware Corporation which together with its wholly owned subsidiary Kelley Oil Corporation (herein referred to as "Purchaser's Nominee):

                      (A) are duly organized, validly existing and in good
               standing under the laws of the state of their incorporation or organization;

                      (B) prior to Closing, will have taken all requisite steps
               to insure their ability to legally conduct business in the places and manner as required to acquire, own and operate the Subject Properties as of the Effective Time;

                      (C) have full corporate power and authority to carry on
               their business as now being conducted and, prior to Closing will be duly licensed or qualified to do business and will be in good standing in each jurisdiction in the states in which the Subject Properties are located as of the Effective Time; and

                      (D) have full corporate power and authority and are duly
               authorized by appropriate action of each of their boards of directors, shareholders, partners, venturers, members or others, as the case may be, to enter into this Agreement and to perform the obligations hereunder.

               2.03.02 This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and all other agreements contemplated herein, when entered into, will constitute the valid and binding agreements and obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, and no additional consents to the transaction are necessary.

               2.03.03 The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate or constitute a default under (with or without notice or lapse of time or both) any agreement governing Purchaser's organization or management or (B) violate any law, rules or regulation of any governmental authority to which Purchaser is subject, subject to the expiration of any waiting periods under the HSR Act, if applicable, and except for any violation which is not material or which would not affect Purchaser's ability to consummate the transactions contemplated under this Agreement.

               2.03.04 Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated herein for which Seller will be liable.

               2.03.05 To Purchaser's knowledge, there is no suit, action, claim, investigation, arbitration or inquiry by any person or entity or by any administrative agency or governmental body (including, without limitation, expropriation or forfeiture proceedings), and no legal, administrative, or arbitration proceedings pending or threatened against Purchaser, or to which Purchaser is a party, that reasonably may be expected to have a materially adverse effect upon the ability of Purchaser to consummate the transactions contemplated in this Agreement.

               2.03.06 Purchaser has sufficient cash or other sources of immediately available funds to enable it to make the Deposit payment to Seller as of the date hereof, and will, as of Closing, have sufficient cash or other sources of immediately available funds to enable it to make all other payments to Seller contemplated by this Agreement.

               2.03.07 Purchaser and Purchaser's Nominee experienced and knowledgeable investors in oil and gas properties and have the financial and business expertise to evaluate the merits and risks of the transactions contemplated by this Agreement. In entering into this Agreement, Purchaser has relied solely on the express representations and covenants of Seller in Section 2.01 of this Agreement, its independent investigation of, and judgment with respect to, the Subject Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or statements of any representatives of, or consultants or advisors engaged by Seller.

               2.03.08 Purchaser is acquiring the Subject Properties for its own account or that of Purchaser's Nominee, and not with the intent to make a distribution thereof within the meaning of the Securities Act of 1933 (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws.

               2.03.09 Purchaser or Purchaser's Nominee will, on or before the Effective Time, meet, , and will continue to meet after the Effective Time, the individual lease bonding, area-wide bonding, supplemental bonding and any other bonding requirements of the Minerals Management Service and other governmental authorities. Purchaser and Purchaser's Nominee are or will prior to Closing, and, after the Effective Time, will continue to be, otherwise qualified by the Minerals Management Service and any other governmental authority to own the Subject Properties. Purchaser and Purchaser's Nominee shall furnish to Seller no later than Closing written evidence of their compliance with this Section. The consummation of the transactions contemplated hereby will not cause Purchaser or Purchaser's Nominee to be disqualified to be an owner of federal oil, gas, and mineral leases in the Gulf of Mexico region, or to exceed any acreage limitation imposed by any law, statute, rule or regulation. Purchaser nor Purchaser's Nominee, are aware of any fact that could reasonably be expected to cause the Minerals Management Service or other governmental authorities to fail to approve the assignment of the Subject Properties to Purchaser or Purchaser's Nominee.

                                   ARTICLE III
                       OWNERSHIP OF THE SUBJECT PROPERTIES

                        ALLOCATION OF INCOME AND EXPENSES

 Subject to the provisions hereof, Seller shall remain entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production, and other proceeds) and shall remain subject to the duties and obligations of such ownership for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of Closing, Purchaser shall be entitled to all of the rights of ownership (including, without limitation, the rights to all production, proceeds of production, and other proceeds) and shall be subject to the duties and obligations of such ownership, in each case, attributable to the Subject Properties for the period of time from and after the Effective Time.

                                   ARTICLE IV
                            COVENANTS PENDING CLOSING

 4.01 ACCESS. Immediately following the execution of this Agreement and on a continuing basis until the Closing Date (or earlier termination of this Agreement ) Seller will give or, in the case of any of the Subject Properties for which Seller is not the Operator, use its best efforts to cause Purchaser and its attorneys and other representatives to be given access to the Subject Properties at Purchaser's sole cost and expense and, at Seller's office, to any records, documents or information of Seller pertaining to the ownership and/or operation of the Subject Properties, subject to Purchaser's prior execution of an access agreement in a form reasonably acceptable to Seller. Such access shall be at reasonable times on prior notice. Seller shall not be obligated to provide Purchaser with access to any records or data which Seller cannot legally provide to Purchaser without, in its opinion, breaching, or risking a breach of, confidentiality, license or other agreements with other parties. PURCHASER SHALL NOT CONTACT ANY THIRD PARTY TO VISIT OR OTHERWISE VIEW OR OBTAIN ANY INFORMATION CONCERNING THE SUBJECT PROPERTIES, WITHOUT AT LEAST THREE (3) BUSINESS DAYS PRIOR WRITTEN NOTICE TO SELLER OF SUCH CONTACT, AND SELLER SHALL HAVE THE RIGHT TO HAVE A REPRESENTATIVE PRESENT AT OR PARTICIPATE IN ANY AND ALL SUCH CONTACTS. Purchaser recognizes and agrees that all materials made available to it (whether pursuant to this Section or otherwise) in connection with the transaction contemplated hereby are made available to it as an accommodation, and without representation or warranty of any kind as to the accuracy and completeness of such materials.

PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF OR RELATING TO ANY CLAIMS RELATING TO ANY PLANT, FIELD OR

FACILITY VISIT, OR OTHER DUE DILIGENCE ACTIVITY, CONDUCTED BY PURCHASER OR ANY OF ITS AGENTS, REPRESENTATIVES, AFFILIATES, SUCCESSORS, ASSIGNS, OFFICERS OR DIRECTORS INCLUDING WITHOUT LIMITATION ANY LOSSES RESULTING, IN WHOLE OR IN PART, FROM THE CONCURRENT OR JOINT NEGLIGENCE OR STRICT LIABILITY OF SELLER.

4.02 PREFERENTIAL RIGHTS. Seller will use reasonable efforts, consistent with industry practices in transactions of this type, to identify, with respect to all material Oil and Gas Properties, (A) all preferential rights to purchase, and all rights to require that consents to assignment of any portion of the Oil and Gas Properties be obtained, which would be applicable to the transactions contemplated hereby and (B) the parties holding such rights; in attempting to identify the same, Seller shall in no event be obligated to go beyond its own records. Schedule 4.02 lists the parties holding preferential rights which would be applicable to the transactions contemplated hereby which have been identified by Seller as of the date hereof. Promptly upon the full and proper execution of this Agreement, and receipt of the Deposit, Seller will request, from the parties so identified (and in accordance with the documents creating such rights), waivers of the preferential rights to purchase and consents to assign which were so identified. Seller shall have no obligation hereunder, other than to attempt to identify, with respect to such Oil and Gas Properties, such preferential rights and requirements for consent to assignment and to so request such waivers and consents, but with the understanding that Seller shall have no obligation to assure that such waivers and consents are obtained. Seller shall provide Purchaser with copies of all correspondence sent or received by Seller in connection with such efforts contemporaneously with the receipt or sending thereof. The requests and notices sent by Seller to the holders of preferential rights and consent rights shall be in form reasonably satisfactory to Purchaser. The Parties further agree with respect to such preferential rights or consents as follows:

               4.02.01 If prior to Closing a party from whom a waiver of a preferential right to purchase is requested refuses to give such waiver, Seller will tender the required interest in the Oil and Gas Property affected by such unwaived preferential right to the holder, or holders thereof at an amount equal to the proportionate part of the amount specified in Exhibit D hereto for the affected Lease or Well, reduced proportionately, if less than the entire interest of Seller in any Lease or Well must be tendered. If, and to the extent that, such preferential right to purchase is exercised by such party or parties, and such interest in such Lease or Well is actually sold to such party or parties so exercising such right, such interest will be excluded from the transaction contemplated hereby and the Base Purchase Price will be reduced by such amount (or proportionate part thereof, as the case may be) so specified in Exhibit D hereto for the affected Lease or Well.

               4.02.02 If, on the Closing Date, (a) there remain preferential rights to purchase which have not been waived or for which the applicable time within which the holder thereof may elect to exercise such rights has not expired and (b) the total amount of adjustments which would be made to the Base Purchase Price in the event all of such preferential rights were exercised by the holders thereof, together with the net aggregate of all other adjustments permitted by this Agreement (for purposes of this subsection the "Total Possible Adjustments"), would be sufficient to permit termination (for purposes of this subsection the "Termination Threshold") of this Agreement under Section
        10.01 (B), then Closing shall be extended to the earlier of (i) a date two (2) business days following the date that sufficient waivers of preferential rights to purchase are received (or the time period for exercise thereof has expired without such rights being exercised) to reduce the then Total Possible Adjustments to a level below the Termination Threshold or (ii) the first date on which all preferential rights have been exercised, waived or for which the time period within which to exercise same has expired without action.

               4.02.03 In the event Closing occurs prior to the expiration of the period within which the holder of any given preferential right is permitted to make its election, then the Oil and Gas Property affected by such preferential right will be conveyed to Purchaser at Closing and, in the event the preferential right is exercised by such third party after Closing, Purchaser shall convey the affected Oil and Gas Property to such third person in full compliance with the terms of the agreement pursuant to which the preferential right exists at the amount specified in Exhibit D hereto (proportionately reduced, if applicable) for the applicable portion of the Subject Properties, and Purchaser shall be entitled to the consideration for the sale of such Oil and Gas Property.

               4.02.04 The failure of Seller to obtain any required consent to assign prior to Closing shall constitute a Title Defect under the provisions of Section 7.01.02.

               4.02.05 Except to the extent that Purchaser can establish that Seller failed to fulfill the obligations set forth above in this Section 4.02, Purchaser shall indemnify and hold Seller harmless from and against all claims, actions, liabilities, damages, losses, costs or expenses (including court costs and attorneys fees) whatsoever that arises out of the failure to obtain waivers of preferential rights to purchase or requirements for consent to assignment with respect to any transfer by Seller to Purchaser of any part of the Subject Properties and with respect to any subsequent transfers.

4.03 INTERIM OPERATIONS. Seller covenants that from the date hereof to the Closing Date, except (A) as provided herein, (B) as required by any existing Contract or (C) otherwise consented to in writing by Purchaser, Seller will:

               4.03.01 Continue to operate the Subject Properties prudently and in the normal course of business and will not (A) operate or in any manner deal with, incur obligations with respect to, or undertake any transactions relating to, the Subject Properties other than transactions
        (i) in the normal, usual and customary manner, (ii) of a nature and in an amount consistent with prior practice, (iii) in the ordinary and regular course of business of owning and operating the Subject Properties, and (iv) subject to the terms and conditions of this Agreement; (B) dispose of, encumber or relinquish any of the Subject Properties (other than relinquishments resulting from the expiration of Leases that Seller has no right or option to renew); or (C) waive, compromise or settle any right or claim that would have a material adverse effect on the ownership, operation or value of any of the Subject Properties after the Effective Time.

               4.03.02 Promptly notify Purchaser of any suit, lessor demand action, or other proceeding before any court, arbitrator, or governmental agency and any cause of action which relates to the Subject Properties or which might result in impairment or loss of any portion of the Subject Properties or which might hinder or impede the operation of the Subject Properties.

               4.03.03 Make or give all notifications, filings, consents or approvals from, to or with all governmental authorities, and will cooperate with Purchaser in obtaining the issuance, assignment or transfer, as the case may be, by each such authority of such Permits as may be necessary for Purchaser to own and operate the Subject Properties following the consummation of the transactions contemplated in this Agreement; provided that Seller shall not be required to incur any expense in connection therewith.

               4.03.04 Maintain in effect insurance providing the same type coverage, in the same amounts with the same deductibles as the insurance maintained in effect by Seller or its Affiliates on the date of this Agreement.

4.04.01 SPECIAL INTERIM PERIOD OPERATIONS. For new operations (those which have not yet commenced and are not a logical continuation to or part of an operation, or series of operations, previously approved by Seller and commenced by the operator on or before the date hereof, such as the completion or plugging and abandonment of a well drilling prior to the date hereof) affecting the Subject Properties proposed by third parties during the period between the date of this Agreement and the Effective Time which operations are the type of operation for which Seller has the opportunity to elect whether or not it will participate, Seller will, within two (2) business days of receipt of the notice of the proposal of such operation (a "Routine Proposal"), send a copy of such Proposal to Purchaser for Purchaser's consideration unless Seller has less than two (2) business days within which to respond to such notice (an "Emergency Proposal"), in which case, Seller will immediately notify Purchaser. No later than ten (10) business days prior to the time when Seller's election to the party proposing the operation is due pursuant to a Routine Proposal or, no later than 24 hours prior to the time such an election is due for an Emergency Proposal, Purchaser will notify Seller of Purchaser's participation election in response to the applicable proposal. If the Purchaser elects not to participate, Seller shall notify the party proposing the operation of Seller's election not to participate. If Purchaser desires to participate, then Seller and Purchaser shall, as soon as possible and in any event two (2) business days prior to the applicable election deadline imposed on Seller for a Routine Election, attempt to agree on the after tax present value (using a 15% per year discount factor) that would reasonably result from a successful operation, net of any and all capital costs and expenses associated with such operation (the "Prospect Value"). If the Parties are unable to timely agree on the Prospect Value, Seller shall notify the party proposing the operation of Seller's election not to participate. If the Parties have agreed on the Prospect Value no later than twenty-four (24) hours prior to the deadline for delivery of a response for a Routine Election or two (2) hours prior to the deadline for delivery of a response for an Emergency Election, Seller shall notify the party proposing the operation of Seller's election to participate in the proposed operation and Purchaser shall be liable for and shall pay Seller, at least one (1) week in advance of the date(s) such payment(s) are due from Seller to the party conducting the operation, for the entirety of the capital costs and expenses of such operation whether or not the transactions contemplated by this Agreement has been or is ever finalized. In the event the operation is thereafter performed and this Agreement is terminated by either Party for any reason whatsoever without the transactions contemplated hereby having been finalized, then Purchaser shall pay to Seller the agreed to Prospect Value regardless of the actual outcome of the operation. Such payment shall be made by Purchaser within fifteen (15) days of Seller's invoice therefor to Purchaser, and if not timely paid, shall bear interest at the rate of 1.5% per month from the date due until paid.

4.04.02 For operations affecting the Subject Properties proposed by Seller and/or third parties which are a logical extension to or part of an operation, or series of operations, previously approved by Seller in the normal and ordinary course of business and are commenced or provide Seller the opportunity to elect whether or not it will participate, between the date of this Agreement and the Effective Time, (i) the Parties agree to follow the notice, response and election time frames outlined for Routine Proposals and Emergency Proposals outlined in Section 4.04.01 above, and (ii) Seller agrees that it shall timely and prudently commence and perform such operations to the extent it is the Operator or notify the party proposing and responsible for conducting such operations, in a manner consistent with Purchaser's timely election, which shall be made in good faith, based upon sound industry and engineering practice, and economically justifiable from the Purchaser's perspective. Seller shall be liable and pay for the costs and expenses arising from the activities associated with such operations, which activities are actually conducted prior to the Effective Time, regardless of the outcome of the proposed operation(s). Sidetrack, deepening, redrilling and other operations substantially outside of the scope previously approved by Seller shall be considered new operations and covered by Section 4.04.01 above.

4.05 ANTITRUST NOTIFICATION. If required by law, Seller and Purchaser will each file, within five (5) business days after the execution of this Agreement, with the Federal Trade Commission and the Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental information that may be reasonably requested in connection therewith pursuant to the HSR Act and the rules and regulations promulgated thereunder, which notification and report form and supplemental information will comply in all material respects with the requirements of the HSR Act. The Parties will seek early termination of the waiting period of the HSR Act.

4.06 NOTICE OF BREACH OF REPRESENTATIONS OR WARRANTIES. Purchaser and Seller will immediately notify the other upon the discovery that any representation or warranty of either Party is, becomes or will be untrue on the Closing Date.

4.07 CHANGE OF OPERATOR. If and to the extent Purchaser or Purchaser's Nominee becomes the Operator of any of the Subject Properties pursuant to the terms of all applicable operating agreements or other agreements that control the appointment of a successor operator, then at the Effective Time, Purchaser or Purchaser's Nominee shall assume all responsibilities and obligations of being "Operator" of all of the Subject Properties for which Seller is then Operator. Within two (2) business days of Closing, subject to receiving from Seller all documentation or required assistance, the delivery or performance of which is within the sole control of Seller, Purchaser or

Purchaser's Nominee shall have taken all actions necessary to be substituted as Operator on the records of all governmental agencies or authorities as appropriate. Seller will assist Purchaser in obtaining the approval of the working interest owners in each applicable Well or unit to the substitution of Purchaser or Purchaser's Nominee as Operator in place of Seller. Purchaser acknowledges and agrees that Seller cannot and does not covenant or warrant that Purchaser or Purchaser's Nominee shall become successor Operator to Seller since such Wells or units may be subject to operating or other agreements that control the appointment of a successor operator.

4.08 SALES OF PRODUCTION. If Closing occurs after the 10th day of the calendar month preceding the calendar month in which the Effective Time occurs, Purchaser shall have the right to elect to have Seller, or a designee of Seller, contract for the sale of all production from the Subject Properties to be produced during the calendar month in which the Effective Time occurs. If Purchaser elects to have Seller contract for such sales, it must notify Seller in writing of such election no later than the 15th day of the calendar month preceding the calendar month in which Effective Time occurs (or the next business day if the 15th is a legal holiday). In such event, Purchaser agrees to cooperate with Seller and operate the daily production of the Subject Properties in conjunction and accordance with the mutually agreeable nominations made by Seller for such production for the applicable sales month. Seller will pay (or cause to be paid) Purchaser 98% of the amount actually received by Seller (or its designee) for the sale of such production, less any and all costs actually incurred by Seller (or its designee) of gathering, transportation and/or transportation penalties not caused directly by the intentional misconduct or gross negligence of Seller or its designee, compression, treating and/or processing of such production and less all costs or in-kind volumes of any fuel and shrinkage associated with such services or operations. Purchaser shall be paid on or before the last day of the month following the month in which such sales are made, or five (5) business days after the receipt by Seller (or its designee) of the proceeds from the sale of Purchaser's production from the Subject Properties, whichever is later. Except for payment to Purchaser of the proceeds from the sale of such production, Seller nor its designee shall have any liability to Purchaser arising from any aspect of the sale thereof, unless arising from the intentional misconduct or gross negligence of Seller or its designee; it being understood that all of such sales are being made strictly as an accommodation to Purchaser. Purchaser acknowledges that after such month of production sales by Seller or its designee, that Purchaser will assume all obligations and take the actions necessary to thereafter sell the production from the Subject Properties.

                                    ARTICLE V
                              CONDITIONS TO CLOSING

5.01 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement are subject to the satisfaction at or prior to Closing, of the following conditions:

               5.01.01 All representations and warranties of Purchaser contained in this Agreement shall be true in all material respects at and as of Closing as if such representations and warranties were made at and as of Closing.

               5.01.02 If filing thereof is required by law, the necessary waiting period with respect to filings under the HSR Act shall have expired, or the Department of Justice and the Federal Trade Commission shall have otherwise consented to the consummation of the transactions contemplated by this Agreement so that Closing may proceed without violation thereof; provided, if the waiting period has not expired or consent otherwise received on or before December 1, 1997, then the Closing shall be delayed until the third business day following the expiration of the waiting period or receipt of consent.

               5.01.03 Purchaser will have performed and complied with, or caused the performance of and compliance with, in all material respects, all the obligations, terms, conditions, and agreements required by this Agreement to be performed or complied with by it on or prior to Closing.

               5.01.04 Purchaser shall make payment of the Base Purchase Price as adjusted at Closing.

               5.01.05 As of Closing, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain Seller or prohibit the Closing or seeking damages against Seller as a result of the consummation of this Agreement.

               5.01.06 Purchaser and Purchaser's Nominee shall have delivered to Seller certified copies of the resolutions of their respective Boards of Directors authorizing the consummation of the transactions contemplated in this Agreement by Purchaser.

               5.01.07 Purchaser shall have delivered to Seller a certificate dated and effective as of the Closing Date and executed by a duly authorized representative of Purchaser, certifying to Seller that all of Purchaser's representations and warranties are true and correct in all material respects as of the Closing and that Purchaser has performed all of its obligations under this Agreement in all material respects.

5.02 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser under this Agreement are subject to the satisfaction at or prior to Closing, of the following conditions:

               5.02.01 If filing thereof is required by law, the necessary waiting period with respect to filings under the HSR Act shall have expired, or the Department of Justice and the Federal Trade Commission shall have otherwise consented to the consummation of the transactions contemplated by this Agreement so that Closing may proceed without violation thereof; provided, if the waiting period has not expired or consent otherwise received on or before December 1, 1997, then Closing shall be delayed until the third business day following the expiration of the waiting period or receipt of consent.

               5.02.02 Seller will have performed and complied with, or caused the performance and compliance with, in all material respects, all the obligations, terms, conditions, and agreements required by this Agreement to be performed or complied with by Seller on or prior to Closing, and Seller shall have delivered to Purchaser or Purchaser's Nominee at Closing the Assignments and all of the other documents and instruments to be delivered by Seller pursuant hereto.

               5.02.03 As of the Closing, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain Purchaser or prohibit the Closing or seeking damages against Purchaser as a result of the consummation of this Agreement.

               5.02.04 Seller shall have delivered to Purchaser a certified copy of the resolutions of Seller's Board of Directors authorizing the consummation of the transactions contemplated in this Agreement by Seller.

                                   ARTICLE VI
                        CLOSING AND DELIVERIES AT CLOSING

6.01 DELIVERY OF CONVEYANCE. Seller shall execute, acknowledge and deliver to Purchaser at Closing all Assignments, completely and validly executed, in the proper form, conveying the Subject

Properties to Purchaser or Purchaser's Nominee as of the Effective Time.

6.02 LETTERS IN LIEU. Seller shall execute and deliver to Purchaser at Closing letters in lieu of transfer orders (or similar documentation), in a form acceptable to both Parties.

6.03 PAYMENT TO SELLER. Purchaser shall deliver to Seller, by wire transfer of immediately available funds by 1:00 p.m. Central Standard Time on the Closing Date to the account specified in Section 12.08(B) herein, an amount equal to the Adjusted Purchase Price less the Deposit.

6.04 SUCCESSION BY PURCHASER. At Closing Purchaser and Purchaser's Nominee shall
(a) furnish to Seller such evidence (including, without limitation, evidence of satisfaction of all applicable bonding requirements) as Seller may reasonably require that Purchaser and Purchaser's Nominee are qualified with the applicable governmental authorities to succeed Seller as the owner and, where applicable, the Operator of the Subject Properties; (b) with respect to properties operated by Seller where Purchaser or Purchaser's Nominee are to succeed Seller as Operator, execute and deliver to Seller the applicable forms prepared by Seller for further handling by Purchaser or Purchaser's Nominee, as appropriate evidence reflecting change of operator as required by all applicable governmental authorities; and (c) execute and deliver to Seller such forms as Seller may reasonably request for filing with the applicable authorities to reflect the assumption of plugging and abandonment liabilities with respect to the Wells located on the Subject Properties or on units in which the Subject Properties participate by Purchaser or Purchaser's Nominee.

6.05 NON-FOREIGN STATUS AFFIDAVIT. If Purchaser so requests in writing prior to Closing, Seller will execute and deliver to Purchaser an affidavit or other certification (as permitted by such code) that Seller is not a "foreign person" within the meaning of Section 1445 (or similar provisions) of the Internal Revenue Code of 1986 as amended (i.e., Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in such code and regulations promulgated thereunder).

6.06 CERTIFICATES OF RESOLUTIONS.Seller shall deliver the certified resolutions as required by Section 5.02.04 hereof.

6.07 CERTIFICATES OF RESOLUTIONS.Purchaser and Purchaser's Nominee shall deliver the certified resolutions as required by Section 5.01.06 hereof.

6.08 CERTIFICATES OF COMPLIANCE. Purchaser and Purchaser's Nominee shall deliver the certificates as required by Section 5.01.07 hereof.

                                   ARTICLE VII
                      TITLE DEFECTS, ENVIRONMENTAL DEFECTS

                                  CASUALTY LOSS

7.01 DEFENSIBLE TITLE .

               7.01.01 For purposes hereof, "Defensible Title" means with respect to the Oil and Gas Properties such title as (A) will, on the Effective Time, entitle the owner of a particular Oil and Gas Property to receive payment for production from such Oil and Gas Property in an amount not less than the "Net Revenue Interest" ("NRI") for such Oil and Gas Property as set forth on Exhibit A-1 (except for any reduction, suspension or termination (i) caused by Purchaser, (ii) that arises as a result of Permitted Encumbrances or (iii) is set forth in the Exhibit A-1); (B) will, on the Effective Time, obligate the owner of a particular Oil and Gas Property, to bear no greater "Working Interest"("WI") share of costs and expenses attributable to the maintenance, development and operation of such Oil and Gas Property than the WI for each of the Wells identified on Exhibit A-1 without a proportionate increase in the NRI (except for any increase (i) caused by Purchaser, (ii) that arises as result of Permitted Encumbrances or (iii) is set forth in the Exhibit A-1); and (C) is free and clear of all liens, security interests, pledges, collateral assignments, charges, encumbrances or encroachments except for Permitted Encumbrances.

               7.01.02 For purposes hereof a "Title Defect" shall be any defect or deficiency in title, lien, encumbrance, security interest, claim or burden, other than Permitted Encumbrances, which causes Purchaser to receive less than Defensible Title in the Subject Properties including, without limitation, the failure of Seller to obtain at or before Closing the necessary consents to assign interests in the Leases. Purchaser shall be entitled to a reduction in the Base Purchase Price due to the existence of uncured Title Defects, only in accordance with the provisions of this Article VII. Unless Purchaser provides affirmative evidence that any such matters results in a third party or parties' superior claim of title to the relevant Subject Property, such customary liens, charges, encumbrances, defects and irregularities that may exist, including, but not limited to, defects in the early chain of title such as failure to recite marital status in document, omission of succession or heirship proceedings, lack of survey, defects that have been cured by possession and failure to record releases of liens, production payments, leases or mortgages that have expired by their terms, to the extent such matters are not reasonably expected to result in claims that will materially and adversely affect Purchaser's title to the Subject Properties, shall not constitute "Defects" or "Title Defects" hereunder.

               7.01.03 For purposes hereof "Permitted Encumbrances" shall mean
        (A) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and other documents which create or reserve to Seller its interest in the Subject Properties, provided that the same do not (i) reduce the NRI in a Well below that set forth in Exhibit A-1 for such Well or (ii) increase the WI in a Well above that set forth in Exhibit A-1 for such Well without a proportionate increase in the NRI for such Well; (B) changes in the WI or NRI associated with the Subject Properties or any of them, occurring after the Effective Time from any cause; (C) statutory and conventional liens securing payments to operators, mechanics and materialmen or others, payments of taxes or other claims or payment obligations that are, in each case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business and which, if contested, have been disclosed to Purchaser; (D) any obligations or duties to any municipality or public authority with respect to any franchise, grant, certificate, license or permit, and all applicable law; (E) Defects that Purchaser fails to assert in accordance with the provisions of this Article VII prior to the Notice Date (as hereinafter defined); (F) consents to assignment by a third party or governmental authority that are obtained by the Closing Date or that are customarily obtained after the consummation of transactions of the nature contemplated in this Agreement; (G) any easements, rights-of-way, servitudes, permits and other rights in respect of surface operations, pipelines or the like, and easements for pipelines, power lines and other similar rights-of-way, and encroachments, on, over or in respect of any of the Leases that do not unreasonably or materially interfere with the operation of the Leases for the exploration and production of hydrocarbons or related operations; (H) all royalties, overriding royalties, net profits interests, production payments, carried interests, reversionary interests, calls on production and other burdens on or deductions from the proceeds of production that do not operate to
        (i) reduce the NRI in a Well below that set forth in Exhibit A-1 for such Well or (ii) increase the WI in a Well above that set forth in Exhibit A-1 for such Well without a proportionate increase in the NRI for such Well; (I) the terms and conditions of all production sales contracts, transportation agreements, pooling agreements, unitization agreements, operating agreements, processing agreements, and all other contracts, agreements and instruments related to or utilized in connection with the Leases, or the production, storage, treatment, transportation, sale or disposal of oil, gas or other hydrocarbons, minerals or substances therefrom that do not operate to (i) reduce the NRI in a Well below that set forth in Exhibit A-1 for such Well or (ii) increase the WI in a Well above that set forth in Exhibit A-1 for such Well without a proportionate increase in the NRI for such Well; (J) conventional rights of reassignment prior to abandonment; (K) any preferential purchase rights in favor of third parties and any required third party consents to assignment and similar agreements and obligations with respect to which prior to Closing (i) waivers or consents have been obtained from the appropriate person, (ii) the applicable period of time for asserting such rights has expired without any exercise of such rights or (iii) arrangements have been made by the Parties to allow Purchaser to receive substantially the same economic benefits as if all such waivers and consents had been obtained; and (L) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting the Subject Properties that individually or in the aggregate are not such as would materially adversely affect the ownership, operation, value or use of the Subject Properties.

               7.01.04 For purposes hereof an "Environmental Defect" means any event or condition with respect to air, land, soil, surface, subsurface strata, surface water, ground water, or sediment which causes a property to become subject to remediation under, or not be in compliance with, any applicable federal, state, and local laws, including statutes, regulations, orders, ordinances, and common law, relating to the protection of the public health, welfare and the environment, including, without limitation, those laws relating to the storage, handling, and use of chemicals and other hazardous materials, those relating to the generation, processing, treatment, storage, transportation, disposal, or other management of waste materials of any kind, and those relating to the protection of environmentally sensitive areas.

               7.01.05 For purposes hereof a "Contract Defect" shall exist if any representation or warranty made by Seller in Section 2.01 is untrue in any material respect or Seller fails to perform any obligation or covenant of Seller under this Agreement.

               7.01.06 For purposes hereof a "Reporting Defect" shall exist if any information previously furnished by Seller to Purchaser, and which information was used by Purchaser in determining the Base Purchase Price, with respect to (i) Lease operating expenses, (ii) amounts actually received by Seller and its Affiliates attributable to sales of production from any particular Well, and (iii) Lease plugging and abandonment costs are not based upon reasonable historical information of Seller (covering the same time periods as was covered by such information) and its Affiliates or based on reasonable information available in the oil and gas industry.

7.02 NOTICE OF DEFECTS. Purchaser shall, as soon as possible, but for Contract Defects in no event later than ten (10) business days prior to the Closing Date, and for Title Defects, Environmental Defects and Reporting Defects, in no event later than December 30, 1997 (the "Notice Date"), give written notice to Seller specifying all Title Defects, Environmental Defects, Contract Defects and Reporting Defects ( a "Defect"), for which Purchaser requests a reduction in the Base Purchase Price (a "Defect Notice"), which Defect Notice shall describe the alleged Defect with reasonable particularity on a Well by Well or Lease by Lease basis, if applicable, and include all information in the possession of Purchaser related to such alleged Defect. Such Defect Notice shall also state the alleged Defect Amount (as defined in the following sentence) and shall include specifically, without limitation, a detailed description of the nature of the alleged Defect and specific documentation which supports the allegation of the existence of such Defect. For purposes hereof "Defect Amount" shall mean (a) for a Title Defect, the portion of the Base Purchase Price allocated to the interest affected by such Defect (as shown on Exhibit D); that is, the amount by which the Base Purchase Price so allocated to the Oil and Gas Property subject to a Title Defect must be proportionately reduced to give appropriate remedy to Purchaser on account of the Title Defect; (b) for an Environmental Defect, an estimate of the cost to cure such Environmental Defect, but which cost to cure may never exceed the value of the Oil and Gas Property as reflected on Exhibit D; (c) for a Contract Defect the amount of the reduction in value of the Subject Properties, or the portion thereof, as applicable, which is directly caused by such Contract Defect; provided, that if such Contract Defect affects only a specified Oil and Gas Property or Properties, the Defect Amount shall never exceed the value thereof shown on Exhibit D; or (d) for a Reporting Defect, the amount of the calculated reduction in value to any Oil and Gas Property which is directly caused by such Reporting Defect, but which may never exceed the value of such Oil and Gas Property reflected on Exhibit D. Failure by Purchaser to timely assert a Defect shall be deemed an election by Purchaser to waive such Defect and to accept and pay for the Subject Properties notwithstanding the effect of the uncured Defect.

7.03 SELLER'S ELECTION TO CURE. Seller shall have the right to elect, at any time prior to or after Closing within the 120 day cure period specified below at Seller's cost, risk and expense, to attempt to cure any asserted Defect to the reasonable satisfaction of Purchaser. In the event that such Defect is not cured within the 120 day cure period specified below, then Seller, at its sole option, shall be entitled to: (a) reduce the Base Purchase Price by the Defect Amount (or if Closing has already occurred and such Defect Amount was not deducted from the Base Purchase Price actually paid by

Purchaser, refund such Defect Amount to Purchaser) and either (i) retain the portion of the Subject Properties affected by the Defect, or (ii) convey the entirety of the affected portion of the Subject Properties to Purchaser; (b) agree to indemnify Purchaser from and against any and all loss, cost, expense, claim or cause of action existing or arising from such Defect and, in such event, the affected portion of the Subject Properties will be conveyed to Purchaser, the portion of the Base Purchase Price allocated thereto paid to (or if Closing has already occurred, retained by) Seller, and such Defect will be considered for all purposes hereunder as having been cured to Purchaser's satisfaction; or (c) submit for arbitration any remaining dispute as to such Defect. If Seller disputes whether an asserted Defect is actually a Defect or if Seller elects to cure any Defect but has not cured such Defect prior to Closing, then the portion of the Subject Properties affected by such Defect shall be deleted from the applicable Exhibit(s) hereto and the sale contemplated herein, and retained by Seller. The portion of the Base Purchase Price attributable to such portion(s) of the Subject Properties affected by such Defect(s) shall nevertheless be paid by Purchaser at Closing to NationsBank Texas N.A. as escrow agent pursuant to a mutually acceptable escrow agreement. Seller shall have 120 days following the later of Closing, the Notice Date, or, if there is any dispute concerning the existence of any Defect or its value or effect, the final resolution of such dispute, within which to cure such Defect. If a Defect is cured by Seller during said 120 day period, Seller shall convey the portion of the Subject Properties affected by such Defect to Purchaser and as applicable, either (i) retain the applicable Defect Amount, or (ii) the funds in escrow, together with interest earned thereon, attributable to the portion of the Subject Properties as to which such Defect has been cured, shall be immediately released to Seller. If, at the end of the 120 day period there remains uncured a Defect, (i) Seller shall pay Purchaser the applicable Defect Amount to the extent it was not deducted from the Base Purchase Price at Closing and paid into escrow, or (ii) the funds in escrow, together with interest earned thereon, attributable to the Oil and Gas Properties or portions thereof affected thereby shall be returned to Purchaser, and in either event such Oil and Gas Properties or portions thereof shall be retained by Seller. Costs of the escrow shall be borne one-half by each Party.

 7.04 CONSULTATION AND COOPERATION. Upon timely delivery of a Defect Notice by Purchaser, Purchaser and Seller shall consult and use their best efforts to agree on the validity of the alleged Defect and the respective Defect Amount attributable to each such Defect. If the Parties cannot agree on (A) whether a problem is a Defect, (B) the Defect Amount, or (C) whether Seller has cured any Defect, the matter shall be referred to arbitration pursuant to the provisions of Article XI hereof.

7.05 CASUALTY LOSS. Notwithstanding anything that may be contained herein to the contrary, to the extent a Casualty Loss occurs prior to Closing, Seller may elect (i) to delete the property that is subject to the Casualty Loss from the Subject Properties, and the Base Purchase Price shall be reduced by the value allocated to the deleted interest based on the value reflected on Exhibit D, or (ii) to proceed with the sale of the Subject Properties, including that subject to the Casualty Loss, notwithstanding any such destruction or taking, in which case at Closing, Seller shall pay to Purchaser all sums paid to Seller by third parties by reason of the destruction or taking of that portion of the Subject Properties that is subject to Casualty Loss and make a downward adjustment to the Base Purchase Price equal to the difference (if any) between the third party amounts paid to Seller and then paid by Seller to Purchaser as above provided, and the total amount of the damage caused by such Casualty Loss (never to exceed the allocated value of the affected property as set forth on Exhibit D hereto). Seller shall retain any and all claims, causes of action, unpaid proceeds or other payments from third parties arising out of such destruction or taking. For the purposes hereof the term "Casualty Loss" means the destruction of all or any portion of the Subject Properties by fire or other casualty or taking thereof by condemnation or under the right of eminent domain.

7.06 INCREASES IN SELLER'S INTERESTS. Should Seller or Purchaser discover that Seller's interest in any of the Subject Properties is greater than that shown on Exhibit A-1 (because either the NRI in a property is greater than that shown or the WI is less without a corresponding decrease in the NRI) then Seller shall be entitled to a dollar for dollar offset of the amount thereof against the amount of any downward adjustment in the Base Purchase Price otherwise due to Purchaser under any provision of this Agreement.

7.07 LIMITATIONS ON ADJUSTMENTS. Notwithstanding any provision hereof to the contrary, if the Purchase Price adjustment which would result under this Article VII or under Section 12.16 for any individual Adjustment or Defect (regardless of the Notice Date for such Defect) does not exceed Twenty-five thousand Dollars ($25,000), then the Base Purchase Price shall not be adjusted for such Adjustment or Defect (even as to adjustments otherwise due under Section 7.03(a)) and such individual Adjustment or Defect Amount shall be considered to have zero ($0.00) value in calculating the required threshold of net aggregate amounts as provided in the following sentence. If the net aggregate of all Adjustment and Defect adjustments (which adjustments individually exceed $25,000) in the Base Purchase Price which would result under this Article VII and Section 12.16 (i) does not exceed five percent (5%) of the Base Purchase Price, then the Base Purchase Price shall not be adjusted. If such net aggregate does exceed five percent (5%) of the Base Purchase Price, then the Base Purchase Price shall be adjusted only by the amount by which the net aggregate of all Adjustment and Defect adjustments exceeds five percent (5%) of the Base Purchase Price; subject in all cases to the offset rights of Seller pursuant to Section 7.06.

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
7.08 EXPLORATION AGREEMENTS. Purchaser acknowledges that a substantial portion of the Subject Properties and the value thereof consists of rights and interests owned by Seller under certain exploration and development agreements that will be assigned to Purchaser on the Effective Time. Those agreements are listed on Exhibit G attached hereto and shall be referred to herein as the "Exploration Agreements". Purchaser further acknowledges and agrees that Seller makes no representation or warranty whatsoever as to the rights of Seller, or Purchaser, under or pursuant to the Exploration Agreements, all of which have been made available to and reviewed to the satisfaction of Purchaser prior to the execution hereof. Without limiting the generality of the statements in this Section or the limitations on representations and warranties elsewhere in this Agreement, to avoid any doubt whatsoever, Seller disclaims and Purchaser waives any representation or warranty, express or implied, as to the Exploration Agreements or as to that portion of the Subject Properties (or their value) which exists pursuant to the Exploration Agreements, or any of them. Purchaser acknowledges that it may not rely on any written or oral statement of any person concerning the status, condition, title or ownership of properties arising from or existing pursuant to the Exploration Agreements and Purchaser shall have no right to assert any Defect under this Article VII or otherwise under this Agreement or to receive any reduction in the Base Purchase Price or make any claim against Seller whatsoever, whether prior to or after Closing, which is attributable to any property, lease, well, right, interest, contract, covenant, condition, obligation, liability or claim existing or arising under or from any of the Exploration Agreements.

                                  ARTICLE VIII
                  ASSUMPTION OF LIABILITIES AND INDEMNIFICATION

8.01 ASSUMPTION OF SELLER'S OBLIGATIONS BY PURCHASER. At Closing, Purchaser shall assume all obligations and liabilities of Seller attributable to, relating to or arising in connection in any way with the Subject Properties, including, without limitation, the following: (A) the obligation to (i) plug and abandon or remove and dispose of all wells, platforms, structures, flow lines, pipelines, and the other equipment now or hereafter located on the Leases, (ii) cap and bury all flow lines and other pipelines now or hereafter located on the Leases, and (iii) dispose of naturally occurring radioactive material and all other pollutants, wastes, contaminants, or hazardous, extremely hazardous, or toxic materials, substances, chemicals or wastes now or hereafter located on the Leases; (B) all obligations and liabilities arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to oil, gas or other hydrocarbons produced from the Leases both before and after the Effective Time; (C) all of Seller's obligations under all permits or contracts affecting the Subject Properties; (D) all obligations arising under any law, rule or regulation which provides with respect to protection of the environment or the handling, use, disposal or transportation of hazardous materials applicable to the Subject Properties for all time periods prior to, on or after the Effective Time; (E) all liability, cost and expense arising from or pursuant to the claims or lawsuits described on Exhibit F; and
(F) all other costs, obligations and liabilities that arise with respect to or otherwise relate to the Subject Properties for periods after the Effective Time (collectively the "Assumed Obligations"). All such plugging, replugging, abandonment, removal, disposal, and restoration operations shall be in compliance with applicable laws and regulations and contracts, and shall be conducted in a good and workmanlike manner.

8.02 INDEMNIFICATION. If Closing occurs, Purchaser shall assume all liability for and indemnify Seller, its directors, officers, employees and representatives, against all losses, costs, expenses, claims and causes of action ("Claims") (i) arising from Purchaser's breach of any of its representations or warranties, (ii) arising under the Assumed Obligations, (iii) arising from Seller's obligation of indemnification to third parties pursuant to agreements between Seller and such third parties arising in connection with the prior acquisition of a portion of the Subject Properties by Seller, and (iv) for which Seller remains responsible under this Agreement but for which a notice of the existence thereof is not delivered to Seller within the time provided for in
Section 9.03, for which the claim amount exceeds the limitation on liability amount stated in Section 9.04 or which may otherwise not be imposed on Seller pursuant to the provisions of Article IX. Seller shall indemnify Purchaser, its directors, officers, employees and representatives, subject in all cases to the limitations provided for in Article IX, against all Claims arising from the obligations or liabilities retained by Seller pursuant to this Agreement.

8.03 NORM. It is expressly recognized that the land or water bottoms covered by the Leases listed in Exhibit A with surface facilities and production equipment located thereon, having been used in connection with oil and gas production activities, may contain naturally occurring radioactive materials ("NORM") as a result of these operations. Accordingly, the lands, water bottoms, surface facilities, and production equipment transferred herein are transferred with the restriction that they will be used only in connection with oil and gas producing activities associated with these Leases, and will not be subsequently transferred for unrestricted use unless and until the concentrations of NORM associated therewith are below the levels specified as allowable for unrestricted transfer as set forth in any regulations, and subsequent amendments thereto. Additionally, if Closing occurs, Purchaser agrees to comply with all laws and regulations applicable to said lands, water bottoms, surface facilities, and production equipment relating to NORM and to indemnify and hold harmless Seller from and against any and all liability, cost or expense arising from the existence or remediation of NORM.

8.04    INDEMNIFICATION PROCEDURES.

               8.04.01 Within twenty-one (21) days after any Party (the "Indemnified Party") becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article VIII, and prior to the expenditure or approval of the expenditure of any funds, such Indemnified Party will provide notice thereof in writing by certified mail (a "Claim Notice") to the Party owing such indemnification (the "Indemnifying Party") specifying the nature and specific basis for such Claim and a copy of all papers served with respect to such Claim (if any). For purposes of this Section, receipt by the Indemnified Party of written notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any person or entity other than a Party to this Agreement or any Affiliate thereof which gives rise to a Claim on behalf of such Party shall constitute the discovery of facts giving rise to a Claim by it and shall require prompt notice of the receipt of such matter as provided in the first sentence of this Section. Each Claim Notice shall set forth a reasonable description of the Claim as the Indemnified Party shall then have and shall contain a statement to the effect that the Indemnified Party is making a Claim pursuant to and formal demand for indemnification under, this Article VIII. The Claim Notice must set forth the particular provision in this Article VIII and any related provision in this Agreement pursuant to which such indemnification Claim is made.

               8.04.02 The indemnifications provided by this Agreement are expressly subject to the following:

                      (A) In case any legal proceeding or claim, including any
               investigatory proceeding, is brought or made against the Indemnified Party in a manner for which indemnification may be provided under Section 8.02, the Indemnified Party shall notify the Indemnifying Party with the delivery of the Claim Notice. The Indemnifying Party shall have the right, at its sole cost and expense, to control and assume the defense of any such legal proceeding or claim, including the employment of counsel satisfactory to the Indemnifying Party. If the Indemnifying Party controls and assumes the defense of any proceeding or claim, the Indemnified Party shall have the right to employ separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the representation of both Parties by the same counsel would be inappropriate due to any actual or potential conflicts of interest. The Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any one time for the Indemnified Party in connection with any one legal proceeding or claim or substantially similar related proceedings and claims.

                      (B) Notwithstanding anything to the contrary in Section
               8.04.02(A) above, the Indemnified Party shall be entitled to reasonable compensation of costs of defense, including reasonable attorneys fees, in the event that (i) the employment of separate counsel has been authorized by the Indemnifying Party, (ii) the Indemnifying Party has failed to defend diligently any Claims, or
               (iii) the parties to such action (including any impleaded parties) include the Indemnified Party and the Indemnifying Party, and the Indemnified Party has been advised by legal counsel that there may be legal defenses available to it which are different from, in addition to or inconsistent with, the legal defenses available to the Indemnifying Party, or that the Indemnified Party's interest may be adverse in whole or in part to the interest of the Indemnifying Party. The Indemnifying Party shall not, in the defense of any such Claims, except with the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term, the release by the claimant or the plaintiff of the Indemnified Party from all further liability in respect to any such Claims.

                      (C) If the Claim is of a sort which requires action on the part of the owners of the Subject Properties, such as restoration of surface locations, for example, the Indemnified Party shall provide the Indemnifying Party with the appropriate Claim Notice. The Indemnifying Party shall have the option to respond in such manner as it deems prudent to such Claim and shall make all decisions and take all action in response to the Claim. Only if the Indemnifying Party fails to timely and reasonably respond to such Claim may the Indemnified Party take such actions as are necessary to respond to the Claim.

               8.04.03 The indemnification obligations under this Article VIII (or otherwise under this Agreement) shall not apply to any settlements effected without the consent of the Indemnifying Party. The indemnification obligations under this Article VIII (or otherwise under this Agreement) shall not be deemed to create any rights of subrogation or other rights in any insurer or third party.

                                   ARTICLE IX
                            LIMITATIONS OF LIABILITY

9.01 EXCLUSIVE REMEDY. If Closing occurs, the sole and exclusive remedy of Purchaser and Seller with respect to the purchase and sale of the Subject Properties shall be pursuant to the express provisions of this Agreement. Purchaser and Seller shall be deemed to have waived, to the fullest extent permitted under applicable law, any rights of contribution and any and all rights, claims and causes of action which may exist against Seller or Purchaser, respectively, arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.

9.02 WAIVER OF RIGHT TO RESCIND. Seller and Purchaser acknowledge that if this Agreement is not terminated and Closing occurs, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Purchaser and Seller waive any right to rescind the transactions contemplated by this Agreement.

9.03 TIME LIMITATION. Notwithstanding any provision hereof to the contrary, it is understood and agreed that any and all liabilities of Seller under this Agreement for which Purchaser has not previously delivered to Seller a Claim Notice pursuant to Section 8.04.01, if any, shall expire and terminate and no longer be enforceable for all periods on and after one (1) year from the Closing (the "Anniversary Date"). On and after the Anniversary Date, except for matters for which Purchaser has delivered a Claim Notice to Seller prior to the Anniversary Date, Purchaser shall not be entitled to make any claim against Seller for any cause attributable to any time period under this Agreement or otherwise, including, without limitation, rights of contribution arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.

9.04 LIABILITY CAP. Seller's liability, if any, under this Agreement shall never exceed, and Seller shall have no obligation for the payment of any amount in excess of a cumulative total of Twenty-five Million Dollars ($25,000,000).

9.05 DAMAGE LIMITATION. Notwithstanding anything to the contrary herein, in no event shall any Party be liable to the other for any exemplary, punitive, special, indirect, consequential, remote or speculative damages; provided, however, that if a Party is held liable to a third party for any of such damages and the other Party is obligated to indemnify the liable Party for the matter that gave rise to such damages pursuant to this Agreement, then the Indemnifying Party shall be liable for, and obligated to reimburse the Indemnified Party for such damages.

                                    ARTICLE X

                                   TERMINATION

10.01 TERMINATION OF AGREEMENT. This Agreement and the transactions contemplated hereby may be terminated upon written notice from the Party electing to terminate this Agreement, in the following instances:

        (A) By Seller if the conditions set forth in Section 5.01 are not satisfied in all materials respects or waived as of Closing.

        (B) By Seller or Purchaser, if at or before Closing, for any reason under this Agreement, Oil and Gas Properties are excluded from the sale, which have a cumulative value, based on Exhibit D, in excess of twenty-five percent (25%) of the Base Purchase Price.

        (C) By Purchaser if the conditions set forth in Section 5.02 are not satisfied in all material respects or waived as of Closing.

        (D) At any time by the mutual written agreement of Purchaser and Seller.

        (E) By either Party if the transaction has not been approved under the HSR Act, if applicable, either by the expiration of the waiting period or receipt of consent, on or before ninety (90) days after the filing has been made under the HSR Act seeking approval of the transaction.

10.02 LIABILITIES UPON TERMINATION. If this Agreement is terminated prior to Closing for any reason other than those set forth in Section 10.01 or is breached (it shall be deemed a breach of this Agreement if the conditions set forth in Section 5.02 are not satisfied through the fault, neglect or failure to act of Purchaser, or if the conditions set forth in Section 5.01 are not satisfied through the fault, neglect or failure to act of Seller), nothing contained herein (other than the provisions of Section 1.03) shall be construed to limit Seller's or Purchaser's legal or equitable remedies including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement contained herein and the right to enforce specific performance of this Agreement.

                                   ARTICLE XI

                                   ARBITRATION

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
11.01 BINDING ARBITRATION. On the request of any Party whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind now existing or hereafter arising between any of the Parties in any way arising out of, pertaining to or in connection with this Agreement (a "Dispute") shall be resolved by binding arbitration in accordance with the terms hereof. Any Party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute.

11.02 GOVERNING RULES. Any arbitration shall be administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Article XI, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction.

11.03 ARBITRATORS. Any arbitration shall be conducted before three arbitrators. The arbitrator shall be practicing attorneys licensed to practice in the State of Texas who are knowledgeable in the subject matter of the Dispute selected by agreement between the Parties. Each of the Parties shall appoint an arbitrator within thirty (30) days after the request for an arbitration, and the AAA shall select the third arbitrator. The arbitrators may engage engineers, accountants or other consultants that the arbitrator deems necessary to render a conclusion in the arbitration proceeding.

11.04 CONDUCT OF ARBITRATION. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within one hundred eighty (180) days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Houston, Texas. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the arbitrators shall make specific written findings of fact and conclusions of law. The arbitrators shall have the power to award recovery of all costs and fees to the prevailing Party. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law.

11.05 COSTS OF ARBITRATION.All fees of the arbitrators and any engineer, accountant or other consultant engaged by the arbitrators, shall be paid by Purchaser and Seller equally unless otherwise awarded by the arbitrators.

                                   ARTICLE XII

                                  MISCELLANEOUS

12.01 FILES AND RECORDS. Within thirty (30) days following the Effective Time, Purchaser shall remove from Seller's office at Purchaser's expense all original records and files, including, without limitation, regulatory files, joint interest billings, revenue files, division orders, division order files, purchasers statements, payout calculations, well logs, well files, land records, contracts, maps and seismic information (to the extent capable of being legally transferred by Seller without unreasonable cost or consent) relating to the Subject Properties. In the event Seller wishes to keep copies of such files and records, Seller may make and retain copies thereof at any time during normal business hours within thirty (30) days of the Effective Time. The expense of copying such files shall be borne by Seller. Purchaser shall retain, or cause to be retained, all of such files for seven (7) years from the Effective Time and shall make such files available to Seller for its review and additional copying at Seller's cost at any time during such seven (7) year period during normal business hours. Seller agrees to make available to Purchaser during normal business hours, where and as kept in the normal course of business, at Purchaser's cost and expense and upon reasonable prior notice, such records which may be retained by Seller, if any, which may be necessary or beneficial to Purchaser in connection with the ownership or operation of the Properties or in order to comply with any law, rule or regulation.

12.02 TAX PRORATIONS. Real and personal property taxes for the Subject Properties shall be prorated between Purchaser and Seller as of the Effective Time. If the actual taxes are not known on the Closing Date, Seller's share of such taxes shall be determined by using (i) the rates and millage for the year prior to the year in which the Closing occurs, with appropriate adjustments for any known and verifiable changes thereto, and (ii) the assessed values for the year in which Closing occurs. No further proration of taxes will be made post Closing notwithstanding the existence of a different tax amount reflected by the actual tax statements.

12.03 POST CLOSING FILINGS AND NOTIFICATIONS. Promptly after Closing, Purchaser shall (a) record the assignments of the Subject Properties executed at Closing in all applicable real property records, (b) send notices to vendors supplying goods and services for the Subject Properties of the assignment of the Subject Properties to Purchaser and, if applicable, the designation of Purchaser or Purchaser's Nominee as the Operator thereof, (c) actively pursue the unconditional approval by the Minerals Management Service and all other applicable governmental authorities of the assignment of the Subject Properties to Purchaser and the designation of Purchaser or Purchaser's Nominee as the Operator thereof, and (d) actively pursue all other consents, notices and approvals that may be required in connection with the assignment of the Subject Properties to Purchaser or

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Purchaser's Nominee, and the assumption of the liabilities assumed by Purchaser hereunder, which have not been obtained prior to Closing. Purchaser obligates itself and Purchaser's Nominee to take any and all action required by the Minerals Management Service or any other regulatory agency in order to obtain such unconditional approval, including but not limited to, the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

12.04 SURVIVAL OF REPRESENTATION, WARRANTIES AND COVENANTS. The obligations and liabilities of the Parties under each of their representations, warranties and covenants contained in this Agreement shall survive Closing and the execution and delivery of the documents to be delivered at Closing and remain in full force and effect.

12.05 DECEPTIVE TRADE PRACTICES WAIVER. To the extent applicable to the transaction contemplated hereby or any portion thereof, Purchaser waives the provisions of the Texas Deceptive Trade Practices Act (Sections 17.41 through
17.63 thereof, inclusive of the Texas Business and Commerce Code, other than
Section 17.555 thereof which is not waived), and any comparable act in any other state in which the Subject Properties are located. In connection with such waiver, Purchaser hereby represents and warrants to Seller that Purchaser (i) is in the business of seeking or acquiring by purchase or lease, goods, or services, for commercial or business use, (ii) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby, (iii) is not in a significantly disparate bargaining position, and (iv) has assets of $5,000,000 or more according to its most recent financial statement.

12.06 NO SALES TAXES. No sales, transfer or similar tax will be collected at Closing from Purchaser in connection with this transaction. If, however, this transaction is later deemed to be subject to sales, transfer or similar tax, for any reason, Purchaser agrees to be solely responsible, and shall indemnify and hold Seller (and its Affiliates, and the respective directors, officers, employees, attorneys, contractors and agents of Seller and such Affiliates) harmless, for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Subject Properties transferred pursuant hereto and the Purchaser shall remit such taxes at that time. Seller agrees that it will cooperate with Purchaser, and Purchaser agrees to cooperate with Seller, in demonstrating that the requirements for exemptions from such taxes have been met.

12.07 SUSPENDED FUNDS. All third party funds held by Seller in suspense will be transferred to Purchaser at Closing. Purchaser shall indemnify and hold harmless Seller from and against any

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
claim, loss, cost or expense whatsoever arising after Closing from improper, untimely or other mispayment of such suspended funds transferred to Purchaser at Closing.

12.08 NOTICES. All communication or notices required or permitted to be given under this Agreement shall be in writing, and any communication or notice shall be deemed to have been duly made if actually delivered, including delivery by facsimile transmission, receipt of which has been duly acknowledged, or if mailed by registered or certified mail, postage prepaid, and addressed to:

        (A) Purchaser:              Kelley Oil & Gas Corporation
                                    601 Jefferson, Suite 1100
                                    Houston, TX 77002
                                    Telephone: 713-652-5200
                                    Facsimile: 713-652-5255

        (B)  Seller:                SCANA Petroleum Resources, Inc.
                                    1200 Smith Street
                                    Suite 500
                                    Houston, TX  77002
                                    Attention:     President
                                    Telephone:     (713) 658-8585
                                    Facsimile:     (713) 658-1825

                                    with a copy to:

                                    Ernest L. Nix, Jr.
                                    Davidson, Nix & Jones
                                    509 Market Street, Suite 800
                                    Shreveport, La. 71101
                                    Telephone:     (318) 424-4342
                                    Facsimile:     (318) 226-0168

                                    Wire Transfer Instructions:

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
                                    Bank: NationsBank of Texas
                                    Account Name:SCANA Petroleum Resources, Inc.
                                    ABA Number: 111000025
                                    Account Number: 187167570

                                    Once the wire transfer has been completed,
please notify:

                        Chuck Morgan, V.P. and Controller

                         SCANA Petroleum Resources, Inc.
                            (713) 658-8585, Ext. 108

A Party may, by written notice so delivered to the other Party, change the address to which communications or written notices shall be made under this Agreement.

12.09 FURTHER ASSURANCES. Seller and Purchaser agree that they will, upon request, deliver, or will cause to be executed, acknowledged and delivered, all such documents of further assurance as may be reasonably required for the assigning, transferring, granting, conveying and confirming to Purchaser, or reducing to possession by Purchaser of, any of the Subject Properties and will, perform and take such further actions, as may be necessary or appropriate to carry out the intent of the transactions provided for in this Agreement. Each Party shall bear its own costs in connection with the preparation or filing of any such documents of further assurance. Purchaser and Seller acknowledge that as of the Closing Date Seller may (a) have unpaid joint interest accounts receivable due from joint working interest owners in the Subject Properties, (b) have erroneously overpaid certain royalty interest owners who have not repaid such sums, and/or (c) be entitled to refunds, such as ad valorem taxes, attributable to the Subject Properties prior to the Effective Time. Purchaser agrees to cooperate with Seller and to assist in any proper manner to secure such monies and to remit to Seller any such monies received.

12.10 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAWS. THE VALIDITY OF THE VARIOUS CONVEYANCES AFFECTING THE TITLE TO REAL PROPERTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION IN WHICH SUCH PROPERTY IS SITUATED. THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SUCH CONVEYANCES AND THE REMEDIES AVAILABLE BECAUSE OF A BREACH OF SUCH REPRESENTATIONS AND WARRANTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF

THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE PRINCIPLES OR CONFLICTS OF LAWS.

12.11 ASSIGNMENT. This Agreement shall not be assignable by either Party without the prior written consent of the other Party.

12.12 BINDING EFFECT. This Agreement contains the entire agreement and understanding between the Parties with respect to the purchase and sale of the Subject Properties or other transactions contemplated herein. This Agreement may not be amended or terminated except in writing, signed by the Parties. In the event any term or provision of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability thereof shall not affect the remaining terms and provisions of this Agreement.

12.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts and each counterpart shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.

12.14 EXPENSES AND FEES. Whether or not the transactions contemplated by this Agreement are consummated, each of the Parties shall be obligated to pay the fees and expense of its counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. All sales, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement and all costs of recording the Assignments and any other recordable document shall be the responsibility of, and shall be paid by, Purchaser. All other costs shall be borne by the Party incurring such costs. In the event that sales taxes are due on this transaction which must be remitted by Seller under the laws of the governing jurisdiction, Seller, at its option, may provide for the payment of such amounts to Seller by an appropriate increase in the Base Purchase Price at Closing.

12.15 CONFIDENTIALITY. Prior to Closing, unless otherwise required by law, neither Party will, without the consent of the other issue a press release or disclose to any third party (not including the officers, directors, advisors, agents and representatives of the Parties, on a "need-to-know" basis), this Agreement or the transaction contemplated by its terms and provisions. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Seller, provided that both Seller and

Purchaser shall have final approval authority for their own press releases and securities filings, and are hereby authorized to issue such press releases concerning this Agreement and to make such filings as Seller or Purchaser and its counsel may deem necessary or appropriate under applicable securities laws. Except as provided in the preceding sentence, neither of the Parties shall act unilaterally in this regard without the prior written approval of the other Party, however, this approval shall not be unreasonably withheld.

12.16 EXHIBITS. The Exhibits and Schedules referred to in this Agreement are hereby incorporated in this Agreement by this reference and constitute a part of this Agreement. Each Party has received a complete set of Exhibits and Schedules as of the execution of this Agreement. If any Exhibit or Schedule inadvertently fails to list any information which had been listed on another Exhibit or Schedule, such information will be deemed to be included on the appropriate Exhibit or Schedule. Seller may, from time to time prior to or at the Closing, with the agreement of Purchaser, which shall not be unreasonably withheld, supplement or amend any such Exhibit or Schedule, one or more supplements or amendments in order to correct any matter which would constitute a breach of any representation, warranty or covenant contained herein. The Parties understand and agree that subject to the terms of Section 7.07 herein, an adjustment to the Base Purchase Price shall be made at Closing to the extent that any such supplement or amendment to correct any matter which would constitute a breach of any representation, warranty or covenant contained herein results in an increase or decrease in the WI or NRI and corresponding value attributable to the affected Lease or Well, based on the ratio of the correct interest to that contained in the applicable Exhibit or Schedule, multiplied by the applicable Lease or Well allocated value contained in Exhibit D (an "Adjustment"). All references to any Exhibit or Schedule hereto which is supplemented or amended as provided in this Section 12.16 shall for all purposes after Closing be deemed to be a reference to such Exhibit or Schedule as so supplemented or amended.

12.17 EXCHANGE. Either Party may desire to structure the conveyance of the Subject Properties as part of an exchange under Section 1031 of the Internal Revenue Code. Each Party agrees to execute all documents, conveyances or other instruments necessary to effectuate an exchange. In order to structure such a transaction, Seller and Purchaser will agree upon an allocation of the Base Purchase Price between real and personal property.

     ENTIRETIES This Agreement, including the Exhibits, the other agreements to be entered into by the Parties under the provisions of this Agreement and the Confidentiality Agreement dated September 12, 1997, executed by Purchaser and Seller set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersede all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof whether oral or written.

12.19 CORPORATE APPROVALS. The Parties understand and agree that notwithstanding any provision hereof to the contrary, this Agreement is executed contingent upon receipt of approval by the Parties' Boards of Directors of this Agreement and the transaction contemplated hereby. Each Party agrees to promptly submit this Agreement to its respective Board of Directors for approval. This Agreement shall automatically terminate and be of no force or effect if such approvals, which will not unreasonably be withheld, are not given by 2:00 p.m. Central Daylight Time, October 21, 1997.

[SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS THEREOF, Purchaser and Seller have duly executed this Agreement, as of the day and year first above written.

                                               SELLER:

Witnesses:                                     SCANA PETROLEUM RESOURCES, INC.

/S/ C. CATHY PIERCE                            /S/ JIM CANTWELL
                                                   Jim Cantwell

/S/ VIRGINIA JOHNSON                           President

                                               PURCHASER:

Witnesses:                                     KELLEY OIL & GAS CORPORATION

/S/ THOMAS E. BAKER                            /S/ JOHN F. BOOKOUT JR.
                                               John F. Bookout, Jr.

/S/ DAVID C. BAGGETT                           President

                           PURCHASE AND SALE AGREEMENT
                             dated October 21, 1997

                    LIST OF SCHEDULES / EXHIBITS (Not Filed)*

Exhibit A                                  Leases

Exhibit A-1                                Wells

Exhibit A-2                                Seismic Contracts

Exhibit B                                  Excluded Assets

Exhibit B-1                                Litigation Retained by Seller

Exhibit C                                  Form of Assignment and Bill of Sale

Exhibit C-1                                Form of Assignment and Mineral Deed

Exhibit C-2                                MMS Assignment of Record Title to Oil
                                           and Gas Leases

Exhibit C-3                                MMS Assignment of Operating Rights in
                                           Oil and Gas Leases

Exhibit C-4                                MMS Assignment of ROW

Exhibit D                                  Base Purchase Price Allocation

Exhibit E                                  Imbalance Schedule for the Subject
                                           Properties

Exhibit F                                  Litigation to be Assumed by Purchaser

Exhibit G                                  Exploration Agreements

* Omitted Schedules/Exhibits will be furnished to the Securities and Exchange Commission, supplementally, if requested.

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